UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2009

Preformed Line Products Company
 (Exact name of registrant as specified in its charter)

Ohio	0-31164	34-0676895
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 Beta Drive Mayfield Village, Ohio	44143
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (440) 461-5200

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2009, Richard Gascoigne was elected to the Board of Directors of Preformed Line Products Company (the “Company”) by the Board to fill a vacancy existing on the Board. On November 5, 2008, the Company filed a Form 8-K disclosing that the Company had provided notice to Nasdaq of non-compliance with the Nasdaq listing rule requiring that Nasdaq companies have a board of directors comprised of a majority of independent directors. The Company’s non-compliance resulted from the death on November 5, 2008 of one of the Company’s independent directors. As a result of the addition of Mr. Gascoigne to the Board, the Company has regained compliance with Nasdaq’s independent directors rule because four of seven directors are independent under the Nasdaq standards. In accordance with the Company’s Code of Regulations, Mr. Gascoigne will hold office until this year’s annual meeting of shareholders. Mr. Gascoigne is expected to be a nominee for election to the Board by the shareholders at the annual meeting.

Mr. Gascoigne was Managing Director at Marsh Inc., subsidiary of Marsh & McLennan Co. (“Marsh”) from 1995 until his retirement in 2008. Prior to that, he had held numerous positions during his twenty-eight year career at Marsh. Marsh is the Company’s Insurance Broker.

A copy of the Company’s press release relating to the election of Mr. Gascoigne is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

99.1 Press Release dated February 26, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREFORMED LINE PRODUCTS COMPANY

/s/ Caroline Saylor Vaccariello
Caroline Saylor Vaccariello,
General Counsel & Corporate Secretary

DATED: February 26, 2008